UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

ELAYAWAY, INC.
(Name of Registrant As Specified In Charter)

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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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	5)	Total fee paid:

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF ELAYAWAY, INC.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

eLayaway, Inc.
1650 Summit Lake Drive, Suite 103
Tallahassee, FL 32317
INFORMATION STATEMENT
(Preliminary)

April __, 2013

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of eLayaway, Inc.

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, par value $0.001 per share (the “Common Stock”), of eLayaway, Inc., a Delaware corporation (the “Company”), to notify the Stockholders that on April 18, 2013, the Company received a written consent in lieu of a meeting (the “Written Consent”) from certain holders of Common Stock, par value $0.001 per share (“Common Stock”), and Series G Preferred Stock, par value $0.001 per share (“Series G Preferred”). Each share of Common Stock has one vote, and each share of Series G Preferred has the equivalent of 10,000 votes of Common Stock. One holder of Common Stock and Series G Preferred (the “Majority Stockholder”) submitted the Written Consent. The Majority Stockholder holds in the aggregate 56,500,000 shares of Common Stock and 1,000,000 shares of Series G Preferred Stock, resulting in the Majority Shareholders holding in the aggregate approximately 78.6% of the total voting power of all issued and outstanding voting capital of the Company.  The Majority Stockholders authorized the Company to take the following action:

●
At the Board of Director’s discretion, perform a one-for-one hundred up to one-for-two hundred and fifty   (1:100 up to 1:250 , or anywhere between ) reverse stock split of the Company’s issued and outstanding shares of Common Stock and all preferred stock, while maintaining or reducing the number of authorized shares of Common Stock and preferred stock at any proportion (which will likely differ from the reverse stock split ratio) the Board of Director’s deems appropriate in its discretion (the “Reverse Stock Split”);

On April 18, 2013, the Board of Directors of the Company (“Board”) approved the Reverse Stock Split and recommended to the Majority Stockholders that they approve the Reverse Stock Split. On April 18, 2013, the Majority Stockholders approved the Reverse Stock Split by written consent in lieu of a meeting in accordance with the Delaware General Corporation Law (“DGCL”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Reverse Stock Split.

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about April 29, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability.

Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

INTRODUCTION

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about April 29, 2013.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split approved by the Board of eLayaway, Inc. (the “Company,” “we,” “our,” or “us”) and the Majority Stockholders which hold a majority of the voting capital stock of the Company.

Preferred and Common Stock

By unanimous written consent of the Board (as permitted under the DGCL), the number, designation, rights, preferences and privileges of the Series E Preferred, Series F Preferred, and Series G Preferred were established by the Board (as is permitted under the DGCL and by the Amended and Restated Certificate of Incorporation of the Company). Each share of Common Stock has one vote; each share of Series E Preferred has the equivalent of 15 votes of Common Stock; each share of Series F Preferred has the equivalent of 100 votes of Common Stock; and each share of Series G Preferred has the equivalent of 10,000 votes of Common Stock.

As of April 18, 2013, there were issued and outstanding and issuable (i) 2,780,206,076 shares of Common Stock, (ii) 0 shares of Series A-D and Series F Preferred Stock, (iii) 685,725 shares of Series E Preferred, and (iv) 1,000,000 shares of Series G Preferred. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Stock Split is approximately 12,790,491,951. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 6,408,036,467 votes, are required to approve the Reverse Stock Split by written consent. The Majority Stockholder, which holds in the aggregate 56,500,000 shares of Common Stock and 1,000,000 shares of Series G Preferred (having 10,000,000,000 votes) (and therefore having approximately 78.6% of the total voting power of all outstanding voting capital), has voted in favor of the Reverse Stock Split thereby satisfying the requirement under Section 228 of the DGCL that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholder, the number of shares of Common Stock and Series G Preferred held by the Majority Stockholder, the total number of votes that the Majority Stockholder voted in favor of the Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock held	Number of Series G Preferred held	Number of Votes held by such Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Action
Sergio Pinon	56,500,000	1,000,000	10,056,500,000	10,056,500,000	78.6%
Total	56,500,000	1,000,000	10,056,500,000	10,056,500,000	78.6%

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that we file the Certificate of Amendment to the Company’s Articles of Incorporation, as amended (the “Amendment”) with the Secretary of State of the State of Delaware. We intend to file the Amendment with the Secretary of State of the State of Delaware promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

REVERSE STOCK SPLIT

The Board has unanimously approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of 1 post-split share for 100 pre-split shares (1:100) up to 1 post-split share for 250 pre-split shares (1:250) , or anywhere between those ratios, at the Board’s discretion (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect such Reverse Stock Split.  As part of the Reverse Stock Split, the Board will have the discretion to maintain or reduce its authorized common and preferred stock in any proportion it deems appropriate.   As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Even though the Board will have discretion to select an exchange ratio of 1 for 100 up to 1 for 250, or anywhere between,  u pon effectiveness of the Reverse Stock Split, and assuming the Board elects to complete either a 1:250 or a 1:100 reverse stock split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from 2,780,206,076 shares to approximately 11,120,825 shares of Common Stock or 27,780,207 shares of Common Stock respectively, (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal, and (3) the number of outstanding shares of all classes of preferred stock will be reduced at the same ratio as the share of Common Stock.  Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock and preferred stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Board will have the discretion to maintain or reduce its authorized common and preferred stock in any proportion it deems appropriate as part of the Reverse Stock Split, and that proportion may differ from the reverse stock split ratio.  If the Board decides to not to decrease the authorized common and preferred stock, or decrease the authorized common and preferred stock at a ratio less than the reverse stock split ratio, the Reverse Stock Split would have the result of creating newly authorized shares of common and preferred stock.  This increase in the authorized number of shares of common and preferred stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common and preferred stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction.  Any such issuance of the additional shares of common or preferred stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.  The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional common and preferred stock, when issued, would have the same rights and preferences as the shares of common and preferred stock presently outstanding.

Any additional common and preferred stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options or other corporate purposes.  The Company has no other plans for the use of any additional shares of common and preferred stock.  The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common and preferred stock, assuming the Board chooses a reverse stock split ratio of 1:100, 1:175, or 1:250, and does not reduced the authorized common and preferred stock or reduces the authorized common and preferred stock by a factor of 5, 10, 50, 100, or 250.

Reverse Stock Split Ratio	Type of Stock		Reduction in Authorized Stock
			No Reduction	1:5	1:10	1:50	1:100	1:250
	Common Stock	Authorized	5,000,000,000	-	-	-	-	-
		Issued and Outstanding	2,780,206,076	-	-	-	-	-
		Reserved for Issuance	803,912,391	-	-	-	-	-
No Split		Authorized but Unissued	2,219,793,924	-	-	-	-	-
	Preferred Stock	Authorized	50,000,000	-	-	-	-	-
		Issued and Outstanding	1,685,725	-	-	-	-	-
		Reserved for Issuance	0	-	-	-	-	-
		Authorized but Unissued	48,314,275	-	-	-	-	-
	Common Stock	Authorized	5,000,000,000	1,000,000,000	500,000,000	100,000,000	50,000,000	-
		Issued and Outstanding	27,802,061	27,802,061	27,802,061	27,802,061	27,802,061	-
		Reserved for Issuance	8,039,124	8,039,124	8,039,124	8,039,124	8,039,124	-
1:100		Authorized but Unissued	4,972,197,939	972,197,939	472,197,939	72,197,939	22,197,939	-
	Preferred Stock	Authorized	50,000,000	10,000,000	5,000,000	1,000,000	500,000	-
		Issued and Outstanding	16,857	16,857	16,857	16,857	16,857	-
		Reserved for Issuance	0	0	0	0	0	-
		Authorized but Unissued	49,983,143	9,983,143	4,983,143	983,143	483,143	-
	Common Stock	Authorized	5,000,000,000	1,000,000,000	500,000,000	100,000,000	50,000,000	-
		Issued and Outstanding	15,886,892	15,886,892	15,886,892	15,886,892	15,886,892	-
		Reserved for Issuance	4,593,785	4,593,785	4,593,785	4,593,785	4,593,785	-
1:175		Authorized but Unissued	4,984,113,108	984,113,108	484,113,108	84,113,108	34,113,108	-
	Preferred Stock	Authorized	50,000,000	10,000,000	5,000,000	1,000,000	500,000	-
		Issued and Outstanding	9,633	9,633	9,633	9,633	9,633	-
		Reserved for Issuance	0	0	0	0	0	-
		Authorized but Unissued	49,990,367	9,990,367	4,990,367	990,367	490,367	-
	Common Stock	Authorized	5,000,000,000	1,000,000,000	500,000,000	100,000,000	50,000,000	20,000,000
		Issued and Outstanding	11,120,824	11,120,824	11,120,824	11,120,824	11,120,824	11,120,824
		Reserved for Issuance	3,215,650	3,215,650	3,215,650	3,215,650	3,215,650	3,215,650
1:250		Authorized but Unissued	4,988,879,176	988,879,176	488,879,176	88,879,176	38,879,176	8,879,176
	Preferred Stock	Authorized	50,000,000	10,000,000	5,000,000	1,000,000	500,000	200,000
		Issued and Outstanding	6,743	6,743	6,743	6,743	6,743	6,743
		Reserved for Issuance	0	0	0	0	0	0
		Authorized but Unissued	49,993,257	9,993,257	4,993,257	993,257	493,257	193,257

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock, and each preferred stock shareholder will beneficially own a reduced number of shares of preferred stock. However, the Reverse Stock Split will affect all of the Company’s shareholders uniformly and will not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described below. The number of shareholders of record will also not be affected by the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of April 17, 2013 of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of April 18, 2013, there were a total of 2,780,206,076 shares of Common Stock issued and outstanding and issuable, 685,725 shares of Series E Preferred Stock issued and outstanding, and 1,000,000 shares of Series G Preferred issued and outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote, each share of Series E Preferred Stock is entitled to 15 votes, and each share of Series G Preferred is entitled to 10,000 votes. The column titled “Percentage Beneficially Owned” shows the percentage of voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of April 18, 2013 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o 1650 Summit Lake Drive, Suite 103, Tallahassee, Florida 32317.

	Common Stock		Preferred Stock		All Stock
	Number of		Number of
	Shares	Percentage	Shares	Percentage	Number of	Percentage
Name of Beneficial Owner	Owned (1)	Owned (1)	Owned (1)	Owned (1)	Votes (1)	Owned (1)

Sergio A. Pinon (2)	56,500,000	2.0%	1,000,000	59.3%	10,056,500,000	78.6%
Bruce Harmon (2)	56,500,000	2.0%	-	0.0%	56,500,000	0.4%
David Rees (3)	4,783,920	0.2%	-	0.0%	4,783,920	0.0%
Douglas Salie (4)	3,066,961	0.1%	685,725	40.7%	13,352,836	0.1%

All officers and directors as a group (3 persons)	117,783,920	4.2%	1,000,000	100.0%	10,117,783,920	79.1%
_____________
(1)  Applicable percentage of ownership is based on 2,780,206,076 total shares comprised of our common stock (2,780,206,076) and preferred stock (1,685,725) outstanding (as defined below) as of April 18, 2013. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 18, 2013 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of our preferred stock are deemed outstanding and to be beneficially owned by the person holding such shares for purposes of computing such person’s percentage ownership.  As of April 18, 2013, due to the super voting rights of the Series E preferred stock (15:1) and of the Series G preferred stock (10,000:1), the total number of votes are 12,790,491,951 which includes all voting securities.

(2) Officer and director.
(3) Director.
(4) Address (last known) for Mr. Salie is 2681 Millstone Plantation Road, Tallahassee, Florida 32312. shares of Series E preferred stock having 10,285,875 votes.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K (and Form 10-K/A) for the fiscal year ended December 31, 2011;

(2)	Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

You may request a copy of these filings, at no cost, by writing eLayaway, Inc., at 1650 Summit Lake Drive, Suite 103, Tallahassee, Florida, 32317, or telephoning the Company at (850) 219-8210. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1650 Summit Lake Drive, Suite 103,Tallahassee, Florida, 32317, or telephoning the Company at (850) 219-8210.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

Dated: April 30, 2013	By:	/s/ Sergio Pinon
Chief Executive Officer
Vice Chairman of the Board of Directors

	By:	/s/ Bruce Harmon
Chief Financial Officer
Chairman of the Board of Directors